EXHIBIT 99.1

Just Energy Announces Delisting and Trading Halt Dates for Common Shares

TORONTO, Dec. 09, 2022 (GLOBE NEWSWIRE) -- Just Energy Group Inc. (“Just Energy” or the “Company”) (NEX:JE.H; OTC:JENGQ), a retail provider specializing in electricity and natural gas commodities and bringing energy efficient solutions and renewable energy options to customers, announces that, effective at the close of business on Thursday, December 15, 2022, its common shares will be delisted from trading on the NEX board of the TSX Venture Exchange (“NEX”) for failure to maintain exchange requirements due to the anticipated closing of the Transaction (as described below).

As previously announced by the Company on December 1, 2022, trading in the common shares will be halted to facilitate the delisting of the common shares. This halt will become effective at the close of trading on Monday, December 12, 2022 and will remain in effect until delisting is completed.

Delisting is occurring in connection with the anticipated closing of the previously announced transactions (collectively, the “Transaction”) provided for under the transaction agreement entered into on August 4, 2022, as amended, supplemented or otherwise modified from time to time, among Just Energy and the lenders under the Company’s debtor-in-possession financing facility, one of their affiliates and the holder of certain assigned secured claims. Closing of the Transaction is currently expected to occur on December 16, 2022, subject to the satisfaction or waiver of the remaining conditions to closing. As previously announced by the Company, in connection with the completion of the Transaction, the Company: (i) has applied for an order from Canadian securities administrators that it will cease to be a reporting issuer under Canadian securities laws immediately prior to the effective date of the Transaction; and (ii) will file on the date of the completion of the Transaction to suspend its reporting obligations under U.S. securities laws.

The Company also expects that its common shares will cease trading from the OTC Pink Sheets in connection with completion of the Transaction. In connection with the Transaction, all common shares trading on the NEX and the OTC Pink Sheets will be cancelled.

Further information regarding the Transaction or Just Energy’s proceedings under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”) is available on the website of FTI Consulting Canada Inc., the court appointed monitor under Just Energy’s CCAA proceedings (the “Monitor”) at http://cfcanada.fticonsulting.com/justenergy/ and at the Omni Agent Solutions case website at https://cases.omniagentsolutions.com/?clientId=3600. Information about Just Energy’s CCAA proceedings generally can also be obtained by contacting the Monitor by phone at 416-649-8127 or 1-844-669-6340, or by email at justenergy@fticonsulting.com.

About Just Energy Group Inc.

Just Energy is a retail energy provider specializing in electricity and natural gas commodities and bringing energy efficient solutions, carbon offsets and renewable energy options to customers. Currently operating in the United States and Canada, Just Energy serves residential and commercial customers. Just Energy is the parent company of Amigo Energy, Filter Group, Hudson Energy, Interactive Energy Group, Tara Energy, and Terrapass. Visit https://investors.justenergy.com/ to learn more.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements with respect to the Company ceasing to be a reporting issuer, delisting and halting, as applicable, of the common shares of the Company from the NEX, cease trading of the common shares from OTC Pink Sheets, and expectations with respect to completion of the Transaction and the anticipated timing to close the Transaction, including receipt of all required regulatory approvals; the ability of the Just Energy Entities to continue as a going concern following consummation of the Transaction; the anticipated benefits of the Transaction; the outcome of any potential litigation with respect to the February 2021 extreme weather event in Texas; the outcome of proceedings under the CCAA and similar legislation in the United States; the outcome of any invoice dispute with the Electric Reliability Council of Texas, Inc.; the impact of the COVID-19 pandemic on the Company’s business, operations and sales; the Company’s ability to access sufficient capital to provide liquidity to manage its cash flow requirements; general economic, business and market conditions; the ability of management to execute its business plan; levels of customer natural gas and electricity consumption; extreme weather conditions; rates of customer additions and renewals; customer credit risk; rates of customer attrition; fluctuations in natural gas and electricity prices; interest and exchange rates; actions taken by governmental authorities including energy marketing regulation; increases in taxes and changes in government regulations and incentive programs; changes in regulatory regimes; results of litigation and decisions by regulatory authorities; competition; and dependence on certain suppliers. Additional information on these and other factors that could affect Just Energy’s operations or financial results are included in Just Energy’s Form 10-K and other reports on file with the U.S. Securities and Exchange Commission which can be accessed at www.sec.gov and with the Canadian securities regulatory authorities which can be accessed through the SEDAR website at www.sedar.com or through Just Energy’s website at investors.justenergy.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FOR FURTHER INFORMATION PLEASE CONTACT:

Investors
Michael Cummings
Alpha IR
Phone: (617) 982-0475
JE@alpha-ir.com

Michael Carter
Just Energy, Chief Financial Officer
Phone: 905-670-4440
pr@justenergy.com

Court-appointed Monitor
FTI Consulting Canada Inc.
Phone: 416-649-8127 or 1-844-669-6340
justenergy@fticonsulting.com

Media
Holly Winter
Longview Communications
Phone: 416-454-7595
hwinter@longviewcomms.ca

Source: Just Energy Group Inc.